Exhibit 99.2

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Conference Call Transcript

OCCF—Q2 2010 Optical Cable Earnings Conference Call

Event Date/Time: Jun 15, 2010 / 11:00AM ET

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CORPORATE PARTICIPANTS

Neil Wilkin

Optical Cable Corporation—President, CEO

Tracy Smith

Optical Cable Corporation—CFO, SVP

Andrew Siegel

Joele Frank, Wilkinson Brimmer Katcher—IR

PRESENTATION

Operator

Good morning. My name is Melissa, and I will be your conference operator today. At this time I would like to welcome everyone to the Optical Cable Corporation Second Quarter 2010 Earnings Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session.

(Operator Instructions)

Mr. Siegel, you may begin your conference.

Andrew Siegel—Joele Frank, Wilkinson Brimmer Katcher—IR

Okay, thank you. Good morning, and thank you all for participating in Optical Cable Corporation’s second quarter of fiscal year 2010 conference call. By this time, everyone should have obtained a copy of the earnings press release. If you haven’t, please visit occfiber.com for a copy. On the call with us today is Neil Wilkin, Chairman, President and Chief Executive Officer of OCC.

Before we begin, I’d like to remind everyone that this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors including, but not limited to, those factors set forth in detail in the “forward-looking statements” section of yesterday’s press release. These cautionary statements apply to the contents of the internet webcast on occfiber.com as well as today’s call.

Now, I’d like to turn the call over to Neil Wilkin. Neil, you can begin.

Neil Wilkin—Optical Cable Corporation—President, CEO

Thank you, Andrew, and good morning, everyone. Joining me today at OCC’s offices in Roanoke is Tracy Smith, our Senior Vice President and Chief Financial Officer. I’d like to begin the call today with a few opening remarks. I will then have Tracy review the second quarter results for the three-month period and six-month period ended April 30th, 2010 in more detail.

After Tracy’s remarks, we’ll answer as many of your questions as we can. I’d like to note that during the Q&A session we will—as we normally do—take questions from analysts and institutional investors only. Additionally, we will also answer questions, if any, from individual investors that were submitted prior to today’s call.

As a reminder, when we do offer an opportunity for shareholders to submit questions in advance of our earnings call, we will include instructions regarding such submissions in our press release announcing the date and time of our earnings call—as we did for today’s call.

In light of the challenging economic environment caused by the global economic recession, we have delivered some positive results during the second quarter of fiscal year 2010. Specifically, we achieved consolidated net sales of $15.3 million in our second quarter, an increase of 1.7% as compared to our first quarter of 2010. And we maintained the same net sales level in the second quarter of 2010 as the $15.3 million in net sales achieved during the second quarter of fiscal year 2009.

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Notwithstanding these positives, however, OCC reported a net loss of $1.27 per share for the second quarter of 2010. This loss is largely due to a one-time, non-recurring, non-cash charge of $6.2 million to write-off goodwill recorded on OCC’s balance sheet associated with the acquisition of Applied Optical Systems.

But for the $6.2 million charge associated with the impairment of goodwill, our net loss would have been $1.3 million, or $0.22 per share, for the second quarter, and $1.6 million, or $0.28 per share, for the year-to-date period. Tracy will describe the reconciliation of this proforma net loss and loss per share information to the amounts reported in her comments momentarily.

Despite the challenges OCC has faced this year, OCC is a strong company, well-positioned for the future. OCC continues to have a strong balance sheet, and we have substantial financial flexibility having just closed a new $6 million revolving credit facility in May 2010. And, the acquisitions of SMP Data Communications in May of 2008 and Applied Optical Systems in October 2009 have enabled OCC to offer a comprehensive suite of integrated products to meet our customers’ needs.

During the second quarter of 2010, our sales of enterprise connectivity products improved and we saw growth in our commercial markets, in both cases when compared to the second quarter of 2009.

We believe that net sales of our product lines tend to be a lagging indicator of economic recovery and downturn when compared to the general economy. Generally, we believe our improvement in the sales of enterprise connectivity products during the second quarter of 2010 may indicate the beginning of improved sales in our markets.

While we continue to expect challenging financial conditions during the second half of fiscal year 2010, we are well-positioned in our markets, and we’re taking the steps we believe necessary to enable us to report improved results by the end of 2010.

I will now turn the call over to Tracy Smith, who will review some specifics regarding our second quarter and year-to-date fiscal year 2010 financial results.

Tracy Smith—Optical Cable Corporation—CFO, SVP

Thank you, Neil. Consolidated net sales for each of the second quarters of fiscal years 2010 and 2009 were $15.3 million. Sequentially, consolidated net sales for the second quarter of fiscal year 2010 increased 1.7% compared to consolidated net sales of $15 million during the first quarter of fiscal year 2010.

We experienced an increase in our net sales during the second quarter of fiscal year 2010 in our commercial markets compared to the same period last year, but this increase was partially offset by decreases in net sales in our specialty markets. We experienced increases in our net sales during the second quarter of fiscal year 2010 of our enterprise connectivity products, compared to the same period last year. These increases were offset by decreases in net sales of our fiber optic cable products. Net sales to customers located outside of the United States decreased 23.4% in the second quarter of fiscal year 2010 compared to the same period last year, while net sales to customers located in the United States increased 9.7%.

Consolidated net sales for each of the first halves of fiscal years 2010 and 2009 were $30.3 million. We experienced an increase in net sales during the first half of fiscal year 2010 in our commercial markets compared to the same period last year. The increase in net sales in our commercial markets was partially offset by a decrease in net sales in our specialty markets for the first half of fiscal year 2010. We experienced increases in our net sales during the first half of fiscal year 2010 of our enterprise connectivity products, compared to the same period last year. These increases were offset by decreases in net sales of our fiber optic cable product.

Net sales to customers located outside of the United States decreased 7% in the first half of fiscal year 2010 compared to the same period last year, while net sales to customers located in the United States increased 2.7%.

Gross profit decreased 25.1% to $4.3 million in the second quarter of fiscal year 2010, compared to $5.7 million for the same period last year. Gross profit margin decreased to 28.1% for the second quarter of fiscal year 2010, compared to 37.3% for the second quarter of fiscal year 2009.

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Gross profit decreased 6.9% to $9.8 million for the first half of fiscal 2010, from $10.5 million for the same period in fiscal year 2009. Gross profit margin, or gross profit as a percentage of net sales, decreased to 32.3% for the first half of fiscal year 2010 from 34.7% for the same period last year.

The primary reason for the decrease in our gross profit margin is that the gross profit margin percentage associated with the sale of fiber optic cable products decreased 31.7% for the second quarter of fiscal year 2010, compared to 41.4% for the same period last year, and decreased to 37.8% for the first half of fiscal year 2010 compared to 39% for the same period last year, due primarily to higher variable production costs associated with the mix of products sold during the second quarter and first half of fiscal year 2010, as well as certain fixed manufacturing costs being spread over lower sales volumes. Further, sales of fiber optic cable products (which historically enjoy relatively higher gross profit margins when compared to our enterprise connectivity products) fell as a percentage of total net sales during the second quarter and year-to-date period, negatively impacting total gross profit margin.

The decrease in gross profit margin was partially mitigated by improvement in the gross profit margin associated with the sale of our enterprise connectivity products, which was 22.2% during the second quarter of fiscal year 2010, compared to 16% during the second quarter of fiscal year 2009. Historically, our enterprise connectivity and applied interconnect system products have lower gross profit margins than our fiber optic cable product.

SG&A expenses increased to $6.2 million in the second quarter of fiscal year 2010 from $5.8 million for the same period last year. SG&A expenses as a percentage of net sales were 40.6% in the second quarter of fiscal year 2010, compared to 37.9% in the second quarter of fiscal year 2009. Excluding the acquisition of AOS, we believe our SG&A expenses would have decreased in the second quarter of fiscal year 2010 when compared to the same period last year, as a result of cost reduction initiatives.

We reported a net loss attributable to OCC of $7.5 million, or $1.27 per basic and diluted share, in the second quarter of fiscal year 2010, compared to net income of $16,000, or earnings of less than $0.01 per basic and diluted share, for the second quarter of fiscal year 2009. We’ve reported a net loss attributable to OCC of $7.8 million, or $1.32 per share per basic and diluted share, in the first half of fiscal year 2010, compared to a net loss of $726,000, or $0.12 per basic and diluted share, for the first half of fiscal year 2009.

Significantly contributing to the net loss during the second quarter and first half of fiscal year 2010 was the non-recurring, non-cash impairment charge of $6.2 million to write off the carrying value of the goodwill associated with the acquisition of AOS that Neil mentioned in his opening remarks. The Company believes that because of the worldwide economic recession and the continuing challenges facing its industry, it was appropriate to write-off the carrying value of goodwill at this time.

As Neil mentioned, but for the $6.2 million charge associated with the impairment of goodwill, our net loss would have been $1.3 million, or $0.22 per share for the quarter, and $1.6 million, or $0.28 per share, for the year-to-date period. This proforma loss per share is calculated by adding the impairment charge of $6.2 million to our pre-tax loss as reported for both the quarter and the year-to-date period. There is no tax benefit associated with the impairment charge, as it is considered a non-deductible permanent item for tax purposes, so there is no change to the tax benefit as reported for either period in determining the proforma loss per share. However, our effective tax rate for the quarter and year-to-date periods would have been 25% and 28.1% respectively. Additionally, weighted average shares outstanding for each period remains the same for purposes of the pro forma calculation.

On April 30, 2010 we entered into a revolving credit facility with SunTrust Bank under which SunTrust Bank will provide us with a revolving line of credit for approximately two years for our working capital needs. The Commercial Loan provides a $6 million working capital line of credit and replaces our Amended Revolving Loan with Valley Bank.

And with that, I’ll turn the call back over to Neil.

Neil Wilkin —Optical Cable Corporation—President, CEO

Thank you, Tracy. And now we’re happy to answer as many of your questions as we can. Operator, if you would please indicate the instructions for participants to call in their questions, I would appreciate it.

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QUESTION AND ANSWER

Operator

Thank you.

(Operator Instructions)

At this time, there are no questions. I’ll turn it back to management for any remarks.

Neil Wilkin —Optical Cable Corporation—President, CEO

Andrew, were there any questions that individual shareholders may have submitted before the call?

Andrew Siegel —Joele Frank, Wilkinson Brimmer Katcher—IR

Neil, unfortunately, no — no individual shareholders submitted any questions.

Neil Wilkin —Optical Cable Corporation—President, CEO

Okay. Well, I would like to thank everyone for joining us on the call today. As always, we appreciate your time and your interest in Optical Cable Corporation. And we’ll continue to work to show improvements during the second half of 2010. Appreciate your time. Thank you.

Operator

Thank you for participating in today’s conference call. You may now disconnect.